Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Sun BioPharma, Inc., a Delaware corporation (the “Company”) having a place of business at 712 Vista Blvd. #305 Waconia, MN 55387 and the undersigned consultant whose name and address appear below (“Consultant”). The Company and Consultant hereby agree as follows:

1.     Consulting Services. Consultant is hereby engaged by the Company as an independent contractor, and not as an employee, to carry out the projects specified on the Description of Work attached hereto as Exhibit A, on the terms and conditions set forth in such Description of Work.

2.     Term. This Agreement shall commence upon the date specified on Exhibit A hereto and continue until the expiration of the term specified on Exhibit A hereto unless earlier terminated by the Company or Consultant by giving thirty (30) days prior written notice thereof to the other party. In addition, this Agreement may be terminated by the Company immediately in the event Consultant is not performing in compliance with the Description of Work, or in the event of any breach by Consultant of the obligations contained in this Agreement.

In the event of any termination of this Agreement pursuant to the above provisions prior to completion of the term specified on the Description of Work, the Company’s sole liability thereupon will be to pay Consultant any unpaid balance due for work performed up to and including the date of termination, if applicable.

3.     Independent Contractor. It is agreed that Consultant’s services are made available to the Company on the basis that Consultant will retain Consultant’s individual professional status and that Consultant’s relationship with the Company is that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind. Consultant will use Consultant’s own discretion in performing the tasks assigned, within the scope of work specified by the Company. Consultant agrees to indemnify and hold the Company harmless from and against any claim made by any third party against the Company based in whole or in part upon any action by Consultant or any of Consultant’s employees, associates, consultants, agents, representatives, assignees or successors in interest (collectively, “Consultant’s Associates”), which occurs pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement.

4.     Confidential Information. Consultant agrees that Consultant, and all of Consultant’s Associates, shall keep in strictest confidence all information relating to the products, materials, programs, algorithms, designs, trade secrets, secret processes, techniques, structures, formulas, data and know-how, improvements, inventions, strategies, forecasts, equipment, patent position, sources of supply, customers and marketing plans and markets of the Company and all other confidential knowledge, data and information related to the business or affairs of the Company or any of its clients, customers, consultants, licensors, licensees or affiliates (collectively, “Confidential Information”) that may be acquired pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement. During and after the term of this Agreement, neither Consultant nor any of Consultant’s Associates will, without the prior written consent of an officer of the Company, publish, communicate, disclose or use for any purpose any of such Confidential Information. Upon termination of this Agreement, Consultant will return to the Company all records, data, notes, reports, printouts, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by the Company or developed or prepared pursuant to the relationship hereunder.

Notwithstanding the foregoing, it is agreed that Confidential Information shall not include any (i) information which is or becomes, through no fault of Consultant or any of Consultant’s Associates, generally known to the public, and (ii) Consultant’s and Consultant’s Associates’ skill, knowledge, know-how and experience.

5.     Assignment of Intellectual Property. Consultant agrees to transfer and assign and hereby does transfer and assign to the Company the entire right, title and interest for the entire world in and to all data, materials, software, designs, models, algorithms, writings, drawings, notebooks, documents, photographs, inventions and discoveries (collectively, “Inventions”) made or conceived or reduced to practice by Consultant or any of Consultant’s Associates, (i) in the course of accomplishing the work described on Exhibit A, Description of Work attached hereto, (ii) in the course of accomplishing other work performed pursuant to the relationship established by this Agreement, or (iii) with the use of materials or facilities of the Company. Notwithstanding the foregoing, if Consultant or any of Consultant’s Associations creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright and that relates to the Company’s business, products, or services, the Company shall be deemed the author of such work if the work is prepared by Consultant or Consultant’s Associates in the scope of his or their consultancy by virtue of the work being a work made for hire or, if the work was not prepared by Consultant or Consultant’s Associates within the scope of his or their employment or consultancy but was specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audio-visual work, as a translation, as a supplementary work, as a compilation or as an instructional test, then the work shall be considered to be work made for hire and the Company shall be the author of the work. With regard to any other work of authorship fixed in any tangible medium of expression that is the subject matter of copyright and which relates specifically to the business, products or services of the Company, Consultant agrees to, and does hereby, assign to the Company all worldwide right, title and interest in and to such works.

Consultant agrees that Consultant and each of Consultant’s Associates will sign, execute and acknowledge, or cause to be signed, executed and acknowledged, at the expense of the Company, any and all documents, and will perform any and all acts, as may be necessary, useful or convenient for the purpose of securing to the Company or its nominee patent, trademark or copyright protection throughout the world upon all such Inventions. At the request of the Company, Consultant will have each of Consultant’s Associates with access to Confidential Information of the Company or who performs work pursuant to this Agreement to sign an agreement in form substantially identical to this Agreement.

6.     License Rights. In the event that Consultant recommends to the Company that the Company make use of devices and/or processes covered by patents and/or patent applications which Consultant may own or control, Consultant will then so inform the Company, and in the event that the Company shall follow Consultant’s recommendation and Consultant has the right to grant a license under such patents and/or patent applications, then Consultant will grant to the Company a license on reasonable terms which are no less favorable than those granted by Consultant to any other licensee.

7.     Miscellaneous.

(a)     Effective Date. This Agreement shall be effective as of the date specified on Exhibit A hereto, the date of commencement of consulting services, and it is expressly agreed to by Consultant and the Company that all the provisions hereof shall apply as if this Agreement had been entered into on such date.

(b)     Survival of Terms. The provisions of paragraphs 4, 5 and 6 hereof shall survive termination of this Agreement.

(c)     Successors and Assigns. This Agreement may not be assigned by Consultant without the written consent of the Company. This Agreement shall be binding on all of Consultant’s Associates, all of Consultant’s heirs, executors, administrators and legal representatives, and all of Consultant’s successors in interest and assigns, and shall be for the benefit of the Company, its successors and its assigns.

(d)     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

(e)     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(f)     Amendment. Neither this Agreement nor the Description of Work may be amended except by a written agreement modifying the appropriate document duly executed by Consultant and an officer of the Company.

(g)     Entire Agreement. This Agreement, together with the Description of Work attached hereto, constitutes the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein.

(h)     No Conflict. Consultant represents and warrants that this Agreement does not conflict with any other agreement or term of employment applicable to or binding upon the Consultant as of the date hereof and that Consultant will promptly notify the Company in the event that any such conflict does arise during the term hereof.

(i)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

This Agreement is executed on the date set forth below, and shall be effective as of the date specified.

CONSULTANT:	COMPANY:
SUN BIOPHARMA, INC.

/s/ David Kaysen	/s/ Michael Cullen
Name: David Kaysen Individually	Michael Cullen Executive Chairman, President & CEO

Date: October 31, 2018	Date: October 31, 2018

EXHIBIT A

DESCRIPTION OF WORK

START DATE: October 31, 2018

COMPLETION DATE: October 31, 2020

PERSON(S) WHO ARE TO PERFORM THE WORK: David Kaysen

AUTHORIZED REPRESENTATIVE OF THE COMPANY: Michael Cullen

DETAILED DESCRIPTION OF WORK: Consultant shall provide the following services to the Company: Miscellaneous issues and questions regarding governance, compliance and fundraising.

PAYMENT: As compensation for the Services granted by Consultant to the Company pursuant to this Agreement, the Company shall pay Consultant:

(a)   CEO and Consultant will agree to specific fees based on specific work projects on a project by project basis.

EXPENSES: The Company agrees to reimburse Consultant for the following reasonable and customary business expenses:

	Yes	No
Routine out of pocket expenses		X
Local travel		X
Long Distance travel, lodging and meals at the direction of the Chief Executive Officer	X
Other – as approved in advance	X

if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses. Each month, Consultant shall submit to the Company a written invoice for expenses incurred during such month.